Exhibit 15

December 18, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our reports dated April 18, 2008, July 18, 2008 and October 17, 2008 on our review of interim financial information of Honeywell International Inc. for the three month periods ended March 31, 2008 and 2007, three and six month periods ended June 30, 2008 and 2007, and three and nine month periods ended September 30, 2008 and 2007 and included in the Company's quarterly report on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 are incorporated by reference in its Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-141013) dated December 18, 2008.

Very truly yours,

/s/ PricewaterhouseCoopers LLP